NXP Agrees to Acquire Edge AI Pioneer Kinara to Redefine the Intelligent Edge

•Enhances NXP's leading processing portfolio with cutting edge NPUs and AI software, driving intelligent system solutions across the industrial and automotive edge markets.
•Delivers high-performance neural network processing with advanced generative AI to create transformative edge use cases.
•Establishes a scalable platform for AI-powered edge systems, combining NXP’s broad portfolio of processing, connectivity, security, and advanced analog solutions, with Kinara’s AI hardware and software.

Eindhoven, the Netherlands, February 10, 2025 – NXP Semiconductors N.V. (NASDAQ: NXPI) today announced it has entered into a definitive agreement to acquire Kinara, Inc., an industry leader in high performance, energy-efficient and programmable discrete neural processing units (NPUs). These devices enable a wide range of edge AI applications, including multi-modal generative AI models. The acquisition will be an all-cash transaction valued at $307 million and is expected to close in the first half of 2025, subject to customary closing conditions, including regulatory clearances.

The future of intelligent systems will require secure, cost-effective and energy efficient AI processing at the edge. As a result, the edge AI processing market is growing rapidly. Advanced AI at the edge enables critical decisions to be made locally and independently from the cloud, leading to faster responses, improved data privacy, and reduced costs.

Kinara’s innovative NPUs and comprehensive software enablement deliver energy-efficient AI performance across a range of neural networks, including conventional AI, as well as generative AI, to address the rapidly growing AI needs of industrial and automotive markets. The acquisition will enhance and strengthen NXP’s ability to provide complete and scalable AI platforms, from TinyML to generative AI, by bringing discrete NPUs and robust AI software to NXP’s portfolio of processors, connectivity, security, and advanced analog solutions.

As existing partners, Kinara and NXP make it easy to pair Kinara’s NPUs with NXP’s industry-leading portfolio of industrial and IoT processors. Together, the companies will create tighter integration of solutions to deliver scalable AI platforms for a variety of industrial and automotive AI inference needs.

“The industrial market is going through a transformation, with new innovations like generative AI helping to deliver major improvements in efficiency, sustainability, safety and predictability, and in many instances, unlock new use cases and functionality,” said Rafael Sotomayor, executive vice president and general manager, Secure Connected Edge at NXP. “Adding Kinara’s AI capabilities to our broad intelligent edge portfolio creates a scalable platform for new classes of AI-powered systems. Together, we can help our customers simplify complexity and accelerate time to market as they create transformative AI systems.”

Advancing Edge AI Innovation with Kinara Discrete NPUs
Kinara’s discrete NPUs, including the Ara-1 and Ara-2, are among the industry leaders in performance and power efficiency. This makes them the preferred solution for emerging AI applications in vision, voice, gesture, and a variety of other generative AI-powered multi-modal implementations. Both devices feature an innovative architecture that enables mapping of the inference graphs for efficient execution on Kinara’s programmable proprietary neural processing units for maximizing edge AI performance. This programmability ensures adaptability as AI algorithms continue to evolve from CNNs to generative AI and new approaches such as agentic AI in the future.

Ara-1 is the first generation discrete NPU, capable of advanced AI inferencing at the edge. Ara-2, capable of up to 40 TOPS (Tera Operations Per Second), the second generation NPU, is optimized for achieving system-level high performance for generative AI. The Ara-1 and Ara-2 NPUs can be easily integrated with embedded systems to enhance their AI capabilities, including upgrading existing in-field systems.

Kinara also provides a complete software development kit enabling customers to optimize AI model performance and streamline the deployment. Kinara’s AI software portfolio, includes extensive model libraries and model optimization tools, which will be integrated into NXP’s eIQ AI/ML software development environment to enable customers to quickly and easily create end-to-end AI systems.

Embedded World 2025
The combined innovations of NXP and Kinara will be on display at Embedded World 2025 in Nuremberg. For more information, visit NXP.com/EmbeddedWorld or visit NXP’s Booth #4A-222.

Forward Looking Statements
This document includes forward-looking statements which include statements regarding NXP’s acquisition of Kinara, Inc. as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after NXP distributes this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors and other cautionary statements included in NXP’s SEC filings. Copies of NXP’s SEC filings are available on NXP’s Investor Relation website, https://investors.nxp.com or from the SEC website, www.sec.gov.

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About NXP Semiconductors
NXP Semiconductors N.V. (NASDAQ: NXPI) is the trusted partner for innovative solutions in the automotive, industrial & IoT, mobile, and communications infrastructure markets. NXP's "Brighter Together" approach combines leading-edge technology with pioneering people to develop system solutions that make the connected world better, safer, and more secure. The company has operations in more than 30 countries and posted revenue of $12.61 billion in 2024. Find out more at www.nxp.com.

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